                                TENDER AGREEMENT


                  TENDER AGREEMENT, dated as of March 24, 1999 (this "Agreement"), between Vestar/Calvary Holdings, Inc., a Delaware corporation (the "Company"), and Robert J. Coward (the "Executive").

                  WHEREAS, concurrently herewith, the Company, Vestar/Calvary, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition"), and Sheridan Healthcare, Inc., a Delaware corporation ("Sheridan"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which, among other things, Acquisition agrees (x) to make an offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share, and Class A Common Stock, par value $.01 per share, of Sheridan (collectively, the "Sheridan Common Stock") and (y) to merge (the "Merger") into Sheridan;

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, the Company and Acquisition have required the Executive and certain other Management Investors referred to below to enter into this Agreement and the other Executive Documents referred to in the Merger Agreement;

                  WHEREAS, the Executive has agreed, among other things, to tender pursuant to the Offer and not withdraw all outstanding shares of Sheridan Common Stock owned by him as of the date hereof and all shares of Sheridan Common Stock, if any, acquired by him after the date hereof and prior to the expiration of the Offer (the "Tender Shares");

                  WHEREAS, this Agreement is one of several agreements being entered into by the Company on or after the date hereof with certain persons who are or will be key employees of the Company or one of its subsidiaries (collectively with the Executive, the "Management Investors");

                  NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.       Agreements Relating to Tender Shares.

                  1.1. Agreement to Tender. The Executive hereby agrees to validly tender pursuant to the Offer and not withdraw from the Offer all Tender Shares; provided that the Merger Agreement has not been terminated.

                  1.2. Voting of Tender Shares. The Executive hereby agrees, so long as the Executive is required to tender Tender Shares pursuant to Section
1.1 hereof, to vote all Tender Shares (a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or would impede, interfere with, delay or prevent the consummation of the Merger or the purchase of shares of Sheridan Common Stock pursuant to the Offer. The Executive shall not, so long as the Executive is required to tender Tender Shares pursuant to Section 1.1 hereof, purport to vote (or execute a written consent with respect to) Tender Shares other than in accordance with this Agreement or grant any proxy or power of attorney with respect to Tender Shares, deposit any Tender Shares into a voting trust, or enter into any agreement, arrangement or understanding with any person (other than this Agreement), directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of Tender Shares, or agree to do any of the foregoing.

                  1.3. Disposition of Tender Shares. The Executive shall not, so long as the Executive is required to tender Tender Shares pursuant to Section
1.1 hereof, sell, transfer or otherwise dispose of, pledge or otherwise encumber, any Tender Shares after the date hereof (except to tender Tender Shares to Acquisition pursuant to the Offer), or agree to do any of the foregoing.

                  1.4. Stop Transfer Order. The Executive hereby agrees to cause Sheridan's transfer agent to be notified that there is a stop transfer order (except to tender Tender Shares to Acquisition pursuant to the Offer) with respect to all Tender Shares so long as the Executive is required to tender Tender Shares pursuant to Section 1.1 hereof.

2.       Options.

                  2.1. Adoption of Option Plan. Immediately following the Effective Time (as defined in the Merger Agreement), the Company shall duly adopt the Vestar/Calvary Holdings, Inc. 1999 Stock Option Plan in substantially the form attached hereto as Exhibit B.

                  2.2. Grant of Performance Options. Immediately following the Effective Time, the Company and the Executive shall duly execute and deliver a Performance Option Agreement in substantially the form attached hereto as Exhibit C pursuant to which the Executive will be granted performance options to purchase the number of shares of common stock, par value $.01 per share, of the Company ("Common Stock") set forth opposite his name on Schedule I hereto at an exercise price equal to the per share price paid by the Executive for Common Stock pursuant hereto. Following such due execution and delivery thereof, the Performance Option Agreement shall constitute a valid and binding obligation of each of the Company and the Executive, enforceable against each of the Company and the Executive in accordance with its terms.

                  2.3. Grant of Time Options. Immediately following the Effective Time, the Company and the Executive shall duly execute and deliver a Time Option Agreement in substantially the form attached hereto as Exhibit D pursuant to which the Executive will be granted time options to purchase the number of shares of Common Stock set forth opposite his name on Schedule I hereto at an exercise price equal to the per share price paid by the Executive for Common Stock pursuant hereto. Following such due execution and delivery thereof, the Time Option Agreement shall constitute a valid and binding obligation of each of the Company


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and the Executive, enforceable against each of the Company and the Executive in accordance with its terms.

                  2.4. Conditions to the Obligations of the Parties. The obligations of the Company under this Section 2 shall be subject to the conditions that (i) the Executive shall have executed and delivered a supplementary agreement (a "Supplement") to the Stockholders Agreement dated as of the date hereof among the Company and its stockholders party thereto in substantially the form attached hereto as Exhibit A (the "Stockholders Agreement") pursuant to Section 5.13 hereof, (ii) the representations and warranties of the Executive in Section 3 of this Agreement shall be true and correct as of the Closing Date (as defined in the Stockholders Agreement) in all material respects and (iii) the Executive shall not have breached his obligations under Section 1 hereof.

3.       Representations, Warranties and Covenants of the Executive.

                  3.1. Residence and Competency; Power; Enforceability; Noncontravention. The Executive is competent to and has sufficient capacity to execute and deliver this Agreement and the Stockholders Agreement and to perform his obligations hereunder and thereunder. This Agreement has been and the Supplement will be duly executed and delivered by the Executive.

                  Assuming the due execution and delivery of this Agreement and the Supplement by the Company, this Agreement constitutes and the Stockholders Agreement, as modified by the Supplement, will constitute valid and binding obligations of the Executive, enforceable against the Executive in accordance with their terms.

                  The execution, delivery and performance of this Agreement and the Supplement by the Executive will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to the Executive or by which any of his assets may be bound or affected or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Executive is a party or by which the Executive is bound.

4.       Miscellaneous.

                  4.1. Recapitalizations, Exchanges, Etc., Affecting Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Common Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for Common Stock, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted, in good faith, by the Board of Directors of the Company.

                  4.2. Executive's Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to


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employ the Executive in any capacity whatsoever or to prohibit or restrict the
Company (or any such subsidiary) from terminating the employment, if any, of the Executive at any time or for any reason whatsoever, with or without Cause (as defined in the Stockholders Agreement).

                  4.3. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No assignment of any of the rights or obligations of the Executive shall be permitted except as expressly contemplated hereby; any purported assignment in violation of this provision shall be null and void ab initio.

                  4.4. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by either party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

                  4.5. Governing Law. This Agreement shall be governed by and construed in all respects under the laws of the State of New York. Any action to enforce which arises out of or in any way relates to any of the provisions of this Agreement may be brought and prosecuted in such court or courts located within the State of New York as provided by law; and the parties consent to the jurisdiction of such court or courts located within the State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by New York law.

                  4.6. Notices. Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent by (x) registered or certified mail return receipt requested, (y) telecopy or other electronic transmission service (to the extent receipt is confirmed) or
(z) by overnight courier, in each case to the parties at their respective addresses and telecopy numbers set forth below, or to such other address of which any party may notify the other party in writing.

                  (a)  If to the Company, to it at the following address:

                           Vestar/Calvary Holdings, Inc.
                           c/o Vestar Capital Partners
                           245 Park Avenue
                           41st Floor
                           New York, NY 10167
                           Attention:  James L. Elrod, Jr.
                           Telecopy:  (212) 808-4922

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Peter J. Gordon, Esq.
                           Telecopy:  (212) 455-2502


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                  (b) If to the Executive, to him at Robert J. Coward, 821 SE
Court, #7, Fort Lauderdale, FL 33316.

                  4.7. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  4.8. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  4.9. Injunctive Relief. The Executive, on behalf of himself and his permitted transferees, and the Company, on its own behalf and on behalf of its successors and assigns, each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company or the Executive, as the case may be, shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it or he may be entitled at law or equity.

                  4.10. Rights to Negotiate. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing shares of Common Stock from the Executive at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and the Executive, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or the Executive the right to sell, shares of Common Stock pursuant to the terms of this Agreement or the Stockholders Agreement.

                  4.11. Rights Cumulative; Waiver. The rights and remedies of the Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        VESTAR/CALVARY HOLDINGS, INC.


                                        By:   /s/ James L. Elrod, Jr.
                                              ----------------------------------
                                              Name: James L. Elrod, Jr.
                                              Title: President


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                         EXECUTIVE:


                                           /s/ Robert J. Coward
                                           -----------------------------
                                           Robert J. Coward


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


                                  Robert J. Coward


                                   SCHEDULE I


Number of Shares Subject              Number of Shares Subject
to Time Options                       to Performance Options
---------------                       ----------------------
         33,333                              16,667